Exhibit (e)(20)

COMPENSATORY AWARD TERMINATION AGREEMENT

This Compensatory Award Termination Agreement (this “Agreement”) dated [•], 2020 is made by and between Evans & Sutherland Computer Corporation, a Utah corporation (the “Company”) and [•], an individual (“Grantee”).  This Agreement shall be effective immediately prior to the Closing of the Merger (as defined below).  Capitalized terms not defined herein have the meanings set forth in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Grantee has been granted one or more options to purchase the number of shares of Common Stock of the Company, pursuant to the Evans & Sutherland Computer Corporation 2004 Stock Incentive Plan and/or the Evans & Sutherland Computer Corporation 2014 Stock Incentive Plan (each, a “Plan”), set forth in Exhibit A under the heading “Number of Shares Subject to Company Compensatory Awards” (with the number of shares of Company Common Stock that are currently vested or that would otherwise become vested solely as a result of the Contemplated Transactions pursuant to their terms and the applicable Plan(s) listed on Exhibit A under the heading “Vested Shares”) under one or more option award agreements with the date of grant listed on Exhibit A under the heading “Grant Date” and a per share exercise price set forth on Exhibit A under the heading “Exercise Price”;

WHEREAS, on February 9, 2020, the Company entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Elevate Entertainment Inc., a Delaware corporation (“Parent”) and Elevate Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which, Merger Sub will merge with and into the Company with the Company surviving and becoming a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, in accordance with Section 6.6(a) of the Merger Agreement, the vested portion (including any portion that pursuant to the applicable Company Option Plan or its terms becomes vested solely as a result of the Contemplated Transactions) of each Company Compensatory Award that is outstanding immediately prior to the Effective Time (each such vested portion, a “Cashed Out Compensatory Award”) shall be automatically cancelled at the Effective Time, and the holder of each such Cashed Out Compensatory Award shall cease to have any rights with respect thereto other than the right to receive, subject to the execution and delivery of this Agreement, a single lump sum cash payment in an amount equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Cashed Out Compensatory Award, and (y) the Merger Consideration less any per share exercise or purchase price of such Cashed Out Compensatory Award immediately prior to such cancellation (such amount payable thereunder being referred to as the “Compensatory Award Payments”), subject to applicable tax withholding;

WHEREAS, in accordance with Section 6.6(b) of the Merger Agreement, the unvested portion of each Company Compensatory Award that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished for no consideration at the Effective Time and the holder thereof shall cease to have any rights with respect thereto; and

WHEREAS, in connection with the Merger, at the Effective Time, Grantee desires to surrender Grantee’s rights, title and interest in and to the outstanding and unexercised Company Compensatory Awards in exchange for the estimated amount of the Compensatory Award Payment detailed on Exhibit B under the headings “Compensatory Award Payment”.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, Grantee and the Company agree as follows:

1.                                      Surrender and Payment.

(a)           Subject to the terms and conditions of this Agreement, and effective as of the Effective Time, Grantee hereby surrenders all of Grantee’s rights, title and interest in and to the Grantee’s outstanding and unexercised Company Compensatory Award for the respective Compensatory Award Payment specified on Exhibit B, reduced by applicable tax withholding and without interest, subject to the terms of the Merger Agreement.  In accordance with the Merger Agreement, receipt of the Compensatory Award Payment by Grantee with respect to his or her Company Compensatory Awards is subject to the execution and delivery of this Agreement to the Company by Grantee.

(b)           At the Effective Time, all of the Grantee’s Company Compensatory Awards shall be automatically cancelled and the Compensatory Award Payment payable to Grantee shall be the total consideration payable by the Company or any other party to Grantee for the Company Compensatory Awards.  Grantee shall not retain any title to or interest in the Company Compensatory Awards nor any rights in connection therewith except for payment of the Compensatory Award Payment in accordance with the Merger Agreement.

2.             Condition Subsequent; Delivery.  The surrender contemplated by Section 1 is subject in all respects to the occurrence of the Closing.  If, for any reason, the Closing does not occur, the Company Compensatory Awards shall not be cancelled, the Compensatory Award Payment (or any portion thereof) shall not be paid and this Agreement shall be of no further force or effect.

3.             Representations and Warranties; Acknowledgements.

(a)           General.  Grantee represents and warrants that (i) Grantee has full right, power and authority to surrender and deliver the Company Compensatory Awards for termination and cancellation pursuant to the terms of this Agreement, (ii) the Company Compensatory Awards set forth on Exhibit A constitute all of the Grantee’s Company Options, restricted stock and other rights granted to Grantee to purchase or acquire shares of Company Common Stock or other securities of the Company, (iii)  Grantee has the legal capacity to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby, (iv) if Grantee is married and resides in Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington or Wisconsin, both Grantee and his or her spouse have executed and delivered this Agreement, and (v) the information set forth on Exhibit A and Exhibit B is true and correct in all respects.

(b)           Grantee Entitlements; Reductions in Compensatory Award Payment.  Grantee hereby acknowledges and agrees that as of the Effective Time, Grantee’s sole entitlement with respect to the Company Compensatory Awards shall be the right to receive the Compensatory Award Payment.  Grantee further understands and agrees that the Compensatory Award Payment is subject to reduction under applicable tax withholdings.

(c)           Disclosure of Information.  Grantee has had the opportunity to review the Merger Agreement and Grantee acknowledges and agrees that this Agreement and all amounts payable to Grantee as a result of the Merger are subject to, and governed by, the terms and conditions of the Merger Agreement.

4.             Release of Claims by Grantee.  Effective as of the Effective Time, Grantee, on behalf of himself or herself and his or her Affiliates and each of his or her representatives, successors and assigns, hereby unconditionally, irrevocably and forever releases, waives and discharges Parent, Merger Sub, the Company, and each of their respective Affiliates (including, following the Closing, the Surviving Corporation and its Affiliates) and each of their respective former or current officers, directors, employees, equityholders, general and limited partners, members, managers, shareholders, agents, representatives, successors and assigns (collectively, the “Released Parties”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, demands, debts, losses, expenses, proceedings, contracts and covenants (whether express or implied), costs, interest, liabilities, suits, awards, judgments, executions, duties, dues, bonds, penalties, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity  that Grantee ever had, now has or ever may have or claim to have against any Released Party, including without limitation, any Released Claims (a) arising out of or related to the option award agreement, the applicable Plan(s) or the Company Compensatory Awards, (b) as to the calculation and allocation of the Compensatory Award Payment in accordance with the Merger Agreement; and (c) as to the preparation, negotiation, execution or consummation of the Merger Agreement and the other agreements entered into in connection with the Merger Agreement (collectively, the respective “Released Claims”) but excluding the performance and enforcement of this Agreement and the receipt of the Compensatory Award Payment.  Grantee covenants and agrees not to assert any Released Claims against any Released Party or to seek discovery or other information from any Released Party in respect of any such Released Claim and shall indemnify and hold harmless each Released Party for any losses, damages, costs or expenses arising from any violation of its agreements in this Section 4.  Grantee hereby expressly waives any and all rights conferred upon him or her by any statute or rule of law which provides that a release does not extend to claims that the claimant does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him, her or it would have materially affected his, her or its settlement with the released party, including, without limitation, the following provisions of California Civil Code Section 1542 to the extent applicable: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OR EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Grantee hereby acknowledges that the Compensatory Award Payment payable to Grantee pursuant to this Agreement provides good and sufficient consideration for the foregoing release without the payment of additional amounts.  Each of the Released Parties is an express third-party beneficiary of this Section 4, and this Section 4 is enforceable by any of the Released Parties directly against Grantee.

5.             Tax Consequences.  Grantee understands that any payment Grantee receives shall be subject to federal, state or local taxes, including, but not limited to, income taxes, and that Grantee should consult with his or her tax advisors regarding the proper calculation and payment of taxes imposed thereon.  Grantee is relying solely on such advisors and not on any statements or representations of the Company.  Grantee is advised to obtain independent counsel in connection with review of the Merger and execution and delivery of this Agreement.

6.             Entire Agreement.  This Agreement represents the entire agreement and understanding among the parties.

7.             Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims that Grantee may have against the Company for rights to acquire Company Common Stock.

8.             Assignment; Amendment; Waiver.  This Agreement shall be binding upon the successors, legal representatives, and permitted assigns of the parties.  No assignment of any rights or delegation of any obligations provided for herein may be made by any party without the express written consent of Parent, the Company, and all other parties hereto and any attempted assignment of this Agreement not in accordance with the terms of this Section 8 shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. This Agreement may be amended or modified only by a written agreement executed and delivered by Parent and each party hereto and any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 8 shall be void. Any agreement on the part of any party hereto to any extension or waiver hereunder shall be valid only if set forth in a written instrument signed on behalf of such party.  The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

9.             Further Assurances.  Each of the parties shall execute such documents and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

10.          EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION (WHETHER IN CONTRACT OR TORT) BROUGHT BY OR AGAINST IT THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT).

11.          Miscellaneous.  The parties acknowledge and agree that the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement.  If any term, provision, agreement, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, agreements, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding Agreement on the part of each of the undersigned.  In the event of any inconsistency between the terms set forth in this Agreement and the terms set forth in the Merger Agreement, the terms set forth in this Agreement shall control.

12.          Governing Law. This Agreement (including the interpretation and enforcement hereof) and all claims, disputes, and controversies arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of Utah, without regard to the conflicts of law principles that would result in the application of any law other than the law of the State of Utah.  Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of, in connection with, or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party or its successors or assigns shall be brought and determined exclusively by the Courts of the State of Utah (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Utah), and each of the parties hereto (on behalf of itself and any Person claiming by, through or on behalf of such party) hereby irrevocably submits to the exclusive jurisdiction of the aforesaid court for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts).  Each of the parties hereto further agrees to accept service of process in any manner permitted by such court.  Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

13.          Survival.  The representations and warranties set forth in this Agreement shall survive the closing of the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

Evans & Sutherland Computer Corporation

By:
Name:
Title:

Grantee

By:
Name (Print):
Address:

Grantee’s Spouse*

By:
Name (Print):

* If Grantee is married and lives in Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington or Wisconsin, both Grantee and his or her spouse must sign this Agreement.

EXHIBIT A

COMPANY COMPENSATORY AWARDS

Grant Date	Exercise Price	Number of Shares subject to Company Compensatory Awards	Vested Shares

EXHIBIT B

COMPENSATORY AWARD PAYMENT

Grantee	Compensatory Award Payment Consideration — Vested Shares